EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2010 Second Quarter and First Six Months Financial Results
•	Consolidated net sales increased 10.0% to $2.143 billion in 2Q10

•	Net sales from stores open more than twelve calendar months increased 5.9% in the quarter

•	Diluted net income per common share increased 21.5% in the second quarter to a record $1.64 per share, including a charge of $.08 per share related to the repurchase of debt, from $1.35 in 2Q09

•	Diluted net income per common share was $1.94 in first six months 2010 versus $1.66 last year

•	EPS range $1.55 to $1.70 for 3Q10; updating FY EPS guidance to $4.12 to $4.52 per share
CLEVELAND, OHIO, July 22, 2010 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and six months ended June 30, 2010. Compared to the same periods in 2009, consolidated net sales increased $195.2 million, or 10.0%, to $2.143 billion in the quarter and increased $210.0 million, or 6.0%, to $3.709 billion in six months. Favorable currency translation rate changes increased consolidated net sales 1.3% in the quarter and 1.9% in six months. Acquisitions increased consolidated net sales 1.9% in the quarter and 1.1% in six months.
Diluted net income per common share in the quarter increased to $1.64 per share from $1.35 per share in 2009. Charges during the quarter of $.08 per share, relating to costs to repurchase $84.9 million in long-term debt, were not included in the EPS guidance for the second quarter or full year 2010 issued on April 22, 2010. In six months, diluted net income per common share increased to $1.94 per share, including costs of the debt repurchase in second quarter 2010 and the $.10 per share relating to the health care legislation in first quarter 2010, from $1.66 per share last year. Acquisitions had an unfavorable impact on second quarter diluted net income per common share that offset favorable currency translation rate changes in the quarter. For the year, favorable currency translation rate changes more than offset the dilution from acquisitions resulting in an increase of $.02 per share on diluted net income per common share.
Net sales in the Paint Stores Group increased 6.4% to $1.245 billion in the quarter and increased 1.3% to $2.096 billion in six months due to improving domestic architectural paint sales primarily to residential repaint contractors and improving industrial maintenance product sales. Net sales from stores open for more than twelve calendar months increased 5.9% in the quarter and 1.0% in six months over last year’s comparable periods. Paint Stores Group segment profit increased to $212.0 million in the quarter from $193.5 million last year and increased to $259.7 million in six months from $250.1 million last year due primarily to higher second quarter sales volume and selling price increases partially offset by continuing raw material cost increases and increases in selling, general and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 17.0% from 16.5% last year and increased in six months to 12.4% from 12.1% in 2009.

Net sales of the Consumer Group increased 11.9% to $410.2 million in the quarter and 7.3% to $702.4 million in six months due primarily to improving demand at some of the Segment’s retail, industrial and institutional customers. Segment profit increased to $80.7 million in the quarter from $66.1 million last year and increased to $118.2 million in six months from $96.3 million last year. Segment profit in the quarter increased as a percent to net external sales to 19.7% from 18.0% last year and increased in six months to 16.8% from 14.7% due primarily to increased sales and cost savings realized from previous year site rationalizations partially offset by increasing raw material costs.
The Global Finishes Group’s net sales stated in U.S. dollars increased 18.8% to $486.5 million in the quarter and increased 17.5% to $907.6 million in six months due primarily to acquisitions, favorable currency translation rate changes and higher paint sales volume. In the quarter and six months, acquisitions increased net sales in U.S. dollars by 9.2% and 4.9%, respectively, and favorable currency translation rate changes increased net sales by 5.0% and 7.2%, respectively. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter increased to $40.0 million from $31.2 million and increased in six months to $63.0 million from $36.5 million last year due primarily to increased paint sales volume and good expense control. Favorable foreign currency translation rates had a positive effect of $2.3 million on segment profit in the quarter and $7.6 million in six months. Acquisitions had an unfavorable impact on segment profit of 0.9% of net sales in the quarter and 0.5% of net sales in six months. As a percent to net external sales, segment profit was 8.2% in the quarter versus 7.6% last year and 6.9% in six months compared to 4.7% in 2009.
The Company acquired 1.95 million shares of its common stock through open market purchases in the quarter and 2.35 million shares in six months. The Company had remaining authorization at June 30, 2010 to purchase 8.40 million shares.
Commenting on the second quarter and six months financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased that all our operating segments achieved sales and operating profit growth on a year over year basis in this uncertain environment. Our operating segments continue to control costs and have implemented price increases to offset the current raw material increases.
“We are encouraged by the positive sales results across most domestic architectural segments generated by our Paint Stores Group. In the Global Finishes Group, we continue to be pleased with the growth in architectural, OEM, and automotive finishes sales volume. Our Consumer Group improved their operating results through increased sales and realizing the benefits from prior year site rationalizations. Our operating segments continue to take the necessary steps to manage through this uncertain raw material environment, and we are working hard to maintain customer service.
“We are continuing to invest in our business. In the first six months, Paint Stores Group opened 13 new locations, while closing 7 redundant locations. For the year, we expect our Paint Stores Group to open 40 to 50 new stores while slowing the rate at which we close redundant store locations. The Sayerlack acquisition, completed in April 2010, is performing to expectations. Even though the acquisition had a small impact on the quarter and six months financial results, it strengthens our growing global platform to better serve our customers around the world with outstanding R&D, products, and people. During the quarter, we used our cash to buy shares of our stock and pay a cash dividend of $.36 per common share. Our balance sheet remains fiscally sound and capable of financing our planned business operations and growth.
“We remain cautiously optimistic about the stability of end market demand. Therefore, for the third quarter, we anticipate our consolidated net sales will increase in the mid-to-high single digits compared to last year’s third quarter. We expect diluted net income per common share for the third quarter to be in the range of $1.55 to $1.70 per share compared to $1.51 per share in 2009. For the full year 2010, we continue to expect consolidated net sales to increase above 2009 levels by a mid-to-high single digit percentage. With annual sales at that level, we are updating our April 22, 2010 full year guidance for diluted net income per common share for 2010 to be in the range of $4.12 to $4.52 per share, compared to $3.78 per share earned in 2009.”
The Company will conduct a conference call to discuss its financial results for the second quarter and first six months and its outlook for the third quarter and full year 2010 at 11:00 a.m. ET on Thursday, July 22, 2010. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 22nd release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, August 11, 2010 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,500 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 70 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Bob Wells
Senior Vice President – Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director – Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2010	2009	2010	2009
Net sales	$2,143,064	$1,947,827	$3,708,546	$3,498,504
Cost of goods sold	1,171,171	1,052,485	2,044,685	1,922,556
Gross profit	971,893	895,342	1,663,861	1,575,948
Percent to net sales	45.4%	46.0%	44.9%	45.0%
Selling, general and administrative expenses	691,215	653,001	1,304,090	1,261,849
Percent to net sales	32.3%	33.5%	35.2%	36.1%
Other general expense — net	5,125	3,051	7,031	13,456
Interest expense	26,340	10,356	37,909	22,558
Interest and net investment income	(480)	(659)	(1,119)	(1,295)
Other income — net	(9,555)	(2,530)	(2,757)	(3,636)

Income before income taxes	259,248	232,123	318,707	283,016
Income taxes	77,542	74,100	104,398	87,714

Net income	$181,706	$158,023	$214,309	$195,302

Net income per common share*:
Basic	$1.67	$1.36	$1.97	$1.67

Diluted	$1.64	$1.35	$1.94	$1.66

Average shares outstanding — basic	107,686,335	115,196,891	107,822,967	115,571,760

Average shares and equivalents outstanding — diluted	109,832,652	116,297,525	109,460,619	116,411,483

*	Presented using the two-class method.
Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 22nd release.